Exhibit 21

SUBSIDIARIES OF MERIT MEDICAL SYSTEMS, INC.

Jurisdiction of
Subsidiary Name	Incorporation/Organization
BioSphere Medical Japan, Inc.	Delaware
BioSphere Medical SA	France
BioSphere Medical, Inc.	Delaware
BSMD Ventures, Inc.	Delaware
MCTec B.V.	Netherlands
MCTec Holding B.V.	Netherlands
Merit Holdings, Inc.	Utah
Merit Medical (NRI) Ireland Limited	Ireland
Merit Medical Austria GmbH	Austria
Merit Medical Beijing Co. Ltd	China
Merit Medical Belgium B.V.B.A.	Belgium
Merit Medical Denmark A/S	Denmark
Merit Medical Finland Ltd.	Finland
Merit Medical France SAS	France
Merit Medical GmbH	Germany
Merit Medical Ireland, Limited	Ireland
Merit Medical Nederland B.V.	Netherlands
Merit Medical Systems AB	Sweden
Merit Medical UK Limited	United Kingdom
Merit Sensor Systems, Inc.	Utah
Merit Services, Inc.	Utah